Exhibit 10(f)

DATARAM
The Gigabyte Memory Specialist
                                       Dataram Corporation
                                       P.O. Box 7528
                                       186 Princeton-Hightstown Road
                                       Princeton, NJ   08542-7528
                                       (609) 799-0071
ROBERT V. TARANTINO
____________________________________________________________________
Chairman and Chief Executive Officer

July 12, 2002

Lars Marcher
Rislundvej 13
8240 Risskov
Denmark

Dear Lars:

On behalf of Dataram corporation, I am pleased to confirm our offer of employment, based in our West Windsor, New Jersey facility, as Executive Vice President, General Manager, and Chief Operating Officer, reporting to Robert V. Tarantino, President, Chief Executive Officer, and Chairman of the Board. Your starting date of employment with Dataram will be around August 1, 2002. Other terms of employment are:

     1. SALARY: Your annual base salary will be $232,000 per year, or $4,461.54 per week. Merit salary increases are reviewed May 1st of each year. Any change in compensation levels will be based on your performance and will be consistent with that received by comparable level employees.

     2. PROFIT SHARING: You will be eligible to participate in the Dataram Profit Sharing Plan for Fiscal Year 2003.

     3. AUTOMOBILE ALLOWANCE: You will receive an automobile allowance of $650.000 per month or $7,800 per year.

     4. BENEFITS: Employee benefits are effective on the first of the month following your hire date
         Medical and Dental Benefits: You and your family may select coverage in our medical and dental plans.
         Pension Plan: You are eligible to enroll in the Dataram Savings and Investment Plan (401k) at the beginning of the next calendar quarter following your date of employment (October 1, 2002). Your start date at MCT will be used to determine your years of service for this plan.

     5. VACATION: Your vacation entitlement is based on a calendar year, January 1st through December 31st. Newly hired employees are entitled to a pro-rated number of vacation days in their first year of employment, and you will be eligible for nine (9) days in 2002. Starting January 1, 2003, you will be eligible for twenty (20) days vacation, plus four floating holidays.

     6. RELOCATION EXPENSES: Dataram will pay expenses associated with moving your personal belongings to the United States. The amount of personal belongings will be consistent with what is usual and customary. In addition, you will receive a lump sum of $15,000 to partially reimburse you for losses you will incur in disposing of personal belongings not usable in the USA. Your airfare for yourself, your spouse and family will be paid as you relocate to your new place of residence.

     7. RELOCATION ASSISTANCE: Dataram will provide you with assistance in house finding through a Relocation Agency. We will also provide you and your family with a temporary residence during your house finding.

     8. VISA, WORK, OR RESIDENCE PERMITS: Dataram will assist you in acquiring the appropriate host-country documentation.

     9. TAXES: You are responsible for the payment of all legal income taxes while you are in the United States. Dataram agrees to reimburse you for professional tax advice during the first year of your employment in the United States.

While we anticipate a long and mutually beneficial relationship, we recognize your right to terminate this relationship at any time, and similarly we reserve the same right to terminate this employment relationship at any time for any or no cause. If Dataram terminates this relationship you will be entitled to 18 months of salary.

If this offer is acceptable, please sign below. Congratulations, Lars! We look forward to seeing you on or around August 1, 2002.

Sincerely,

ROBERT V. TARANTINO

Robert V. Tarantino
President, Chief Executive Officer and Chairman of the Board


Agreed to 15/7/2002

LARS MARCHER
_______________________
Lars Marcher